Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ATHERONOVA INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

AtheroNova Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.           That the name of this corporation is AtheroNova Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on May 13, 1997 under the name Camryn Information Services, Inc.

2.           That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation, as amended to date, of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation, as amended to date, of this corporation be amended and restated in its entirety to read as follows:

FIRST:  The name of this corporation is AtheroNova Inc. (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, City of Dover, County of Kent, Delaware 19904.  The name of its registered agent at such address is National Registered Agents, Inc.

THIRD:  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 100,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 10,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

A.           Simultaneously with the effective date of the filing of this Amended and Restated Certificate of Incorporation (the “Effective Date”), (i) each share of Common Stock of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date (the “Old Common Stock”) shall automatically be reclassified and continued (the “Reverse Split”), without any action on the part of the holder thereof, as one-two hundredth of one share (0.005) of Common Stock, (ii) shareholders holding less than 100 shares of Old Common Stock as of the Effective Date shall not be affected by the Reverse Split, and (iii) shareholders holding 20,000 or fewer shares of Old Common Stock but at least 100 shares of Old Common Stock as of the Effective Date shall be provided special treatment such that after the Reverse Split, those holders will hold 100 shares of Common Stock.  The Corporation shall not issue fractional shares on account of the Reverse Split.  Holders of Old Common Stock who would otherwise be entitled to a fraction of a share on account of the Reverse Split shall receive, upon surrender of all of such holder’s stock certificates formerly representing shares of Old Common Stock, in lieu of such fractional share, one whole share of Common Stock.

B.           The shares of Preferred Stock may be issued from time to time in one or more series.  The Board of Directors of the Corporation is authorized to establish from time to time, by resolution or resolutions, the number of shares to be included in each series and to fix and alter the rights, preferences, privileges, and restrictions granted to and imposed upon any series thereof, and to fix the designation of any such series of Preferred Stock.  The Board of Directors of the Corporation, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors of the Corporation originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the original issue of shares of that series.

C.           Subject to the provisions of applicable law or of the Bylaws with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by applicable law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess the voting power for the election of directors and for all other purposes, with each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in the name of such holder on the books of the Corporation.

FIFTH:  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH:  The number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH:  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH:  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH:  To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article NINTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: The following indemnification provisions shall apply to the persons enumerated below.

A.           Right to Indemnification of Directors and Officers.  The Corporation shall have the right as determined by the Board of Directors of the Corporation in its sole discretion, but shall not be obligated to, indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding.  Notwithstanding the preceding sentence, the Corporation shall not be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person if the Proceeding (or part thereof) was not authorized in advance by the Board of Directors of the Corporation.

B.           Prepayment of Expenses of Directors and Officers.  The Corporation shall have the right, but not the obligation, to pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article TENTH or otherwise.

C.           Indemnification of Employees and Agents.  The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding.  The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors of the Corporation in its sole discretion.  Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors of the Corporation.

D.           Advancement of Expenses of Employees and Agents.  The Corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors of the Corporation.

E.           Non-Exclusivity of Rights.  The rights conferred on any person by this Article TENTH shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Corporation’s Amended and Restated Certificate of Incorporation or Bylaws, as amended from time to time, agreement, vote of stockholders or disinterested directors or otherwise.

F.           Other Indemnification.  The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another company, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other company, partnership, limited liability company, joint venture, trust, organization or other enterprise.

G.           Insurance.  The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article TENTH; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article TENTH.

H.           Amendment or Repeal.  Any repeal or modification of the foregoing provisions of this Article TENTH shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.  The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

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3.           That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4.           That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 23rd day of June, 2010.

By:	/s/ Thomas Gardner
Thomas Gardner
Chief Executive Officer and President

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